Exhibit 10.1
October 1, 2008
Amit Chawla
c/o Veraz Networks, Inc.
926 Rock Avenue
San Jose, CA 95131
Dear Amit:
This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Veraz Networks, Inc. (the “Company”) is offering to you in connection with your separation from the Company.
     1. Separation. Your last day of work with the Company and your employment termination date will be today (the “Separation Date”). The Company and you understand and agree that the Separation Date is intended to be a “separation from service” as defined under Treasury Regulation 1.409A-1(h).
     2. Severance Benefits. If you allow the release contained herein to become effective in accordance with its terms, then, subject to your satisfaction of the other obligations set forth in this Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”), subject to standard payroll deductions and withholdings:
          (a) Severance Payment. The Company will continue to pay you your base salary of $17,500 per month (the “Base Salary”), on the Company’s standard payroll dates for the first six (6) months following the Separation Date. Notwithstanding the foregoing, no payment of Base Salary pursuant to this Section 2(a) will be paid prior to the effective date of the release set forth in Section 14 below (the “Release Effective Date”). On the first regular payroll pay day following the Release Effective Date, the Company will pay you the Base Salary you would otherwise have received under this Section 2(a) on or prior to such date but for the delay in payment related to the effectiveness of the release contained herein, with the balance of the Base Salary being paid as originally scheduled (except as otherwise provided in Section 2(d) below).
          (b) Health Insurance. To the extent provided by the federal COBRA law or any state law of similar effect, and by the Company’s current group health (including dental and vision) insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date by electing to continue your coverage pursuant to COBRA. You will be provided with a separate notice describing your health insurance continuation rights and obligations. If you make a timely and accurate election for continued health insurance coverage pursuant to COBRA, the Company will pay the monthly premiums, less the amount that an active employee would pay on a monthly basis for such coverage which amount will be your sole responsibility, necessary to continue your health insurance coverage (as in effect immediately prior to the Separation Date, including coverage for yourself, your spouse and/or any other covered dependents) for up to 6 months after your Separation Date. In no event will the Company have any further obligation to you with respect to any premium payments for you or your eligible dependents after such date as you or your eligible dependents (as applicable)

become eligible for coverage under a new employer-sponsored health insurance program or otherwise cease to be eligible for COBRA coverage. You agree to inform the Company within ten (10) days after the date you or your eligible dependents become eligible for such new employer-sponsored coverage.
          (c) Acceleration of Vesting. The vesting of your outstanding equity awards will accelerated, effective immediately prior to the Separation Date, as to the number of shares subject to each such award that would have vested in the ordinary course over the six (6) months immediately following the Separation Date.
          (d) Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Section 2 is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 2 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A (any state law of similar effect) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments that constitute deferred compensation shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after your “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the payment of the Agreement Payments had not been so delayed pursuant to this Section 2(d) and (b) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.
     3. Accrued Salary And Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation/paid time off earned through the Separation Date, less required payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
     4. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, other than distributions from any Company qualified retirement savings plan in accordance with the terms of such plan.
     5. Expense Reimbursements. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices but in no event later than December 31, 2008.

     6. Return Of Company Property. Not later than the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, correspondence, memoranda, specifications, drawings, records, plans, forecasts, compilations of data, operational and financial information, research and development information, sales and marketing information, personnel information, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information prior to the Separation Date.
     7. Proprietary Information Obligations. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     8. Nonsolicitation. For one (1) year immediately following the Separation Date, you will not, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity.
     9. Nondisparagement. You agree not to disparage the Company, or its current or former officers, directors, employees, stockholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your personal reputation; provided, however, that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     10. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
     11. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist or provide information to any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
     12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. You must submit reasonable documentation of the expenses incurred within thirty (30) days after the date on which you incurred the expense. Expenses will be reimbursed not later than the fifteenth day of the third month following the month in which the expenses were incurred. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
     13. Your Release of Claims. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. As of the date of its execution of this Agreement, you represent that you have no actual knowledge of any facts that would give rise to a claim or cause of action excluded from this release of claims. You agree that you are waiving your right to any monetary recovery should any governmental agency or entity pursue any claims on your behalf. You also acknowledge that you have received all leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim.
     14. Your ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this

Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement.
     15. Section 1542 Waiver. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company.
     16. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company payroll (which address may be changed by written notice).
     17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.
     18. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     19. Entire Agreement. This Agreement, including all Exhibits, constitutes the entire agreement between you and the Company regarding the subject matter hereof and it supersedes any prior agreement, promise, representation, written or otherwise, between you and the Company with regard to this subject matter. In particular, this Agreement supersedes in its entirety your employment agreement with the Company dated November 20, 2001. It is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.
     20. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or .pdf shall be deemed the equivalent of originals.
     21. Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.
     22. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and the parties respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.
     23. Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.
     24. Arbitration. To provide a mechanism for rapid and economical dispute resolution, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the release) or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of your employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by Judicial Arbitration & Mediation Services (“JAMS”), under its then-existing Rules and Procedures. You understand and agree that under this Section 24 of the Agreement, you are waiving your right to a jury trial and your right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, claims related to your employment with the Company or to the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the provisions of this Section 24, any and all disputes, claims or causes of action, in law or in equity, arising from or relating to the Employee Proprietary Information and Inventions Agreement will not be subject to mandatory arbitration, but may be resolved in the courts of the State of California as set forth in Section 10 of that agreement. Nothing in this Section 24 of this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     25. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return the original to me. We wish you the best in your future endeavors.

Sincerely, Veraz Networks, Inc.
By:	/s/ Douglas A. Sabella

Exhibit A: Employee Proprietary Information and Inventions Agreement
I have read, understand and agree fully to the foregoing Agreement:

/s/ Amit Chawla
Amit Chawla

Date:	10/1/2008

Exhibit A
Employee Proprietary Information and Invention Agreement